Exhibit 10.1

Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) is entered into between Polymer Group, Inc., (“PGI”) a Delaware corporation, and Veronica M. Hagen (“Executive”) effective as of April 23, 2010 (the “Effective Date”).  PGI and Executive agree as follows:

ARTICLE 1:  EMPLOYMENT, COMPENSATION AND BENEFITS

1.1           Term and Position.  PGI agrees to employ Executive and Executive agrees to be employed by PGI as Chief Executive Officer of PGI.  As Chief Executive Officer, Executive shall be a member of PGI’s Board of Directors (the “Board”).  Executive shall have the normal duties, responsibilities, functions and authority of the Chief Executive Officer and shall devote full working time to the successful conduct of the business of PGI; however, Executive shall be permitted to serve on the board of directors of two for-profit corporations (provided any such corporation is not in competition with PGI) and one not-for-profit corporation.  Executive will report directly to the Board and Executive’s specific duties shall be determined by the Board.  The term of the Agreement shall be for a period of 3 years, commencing on April 23, 2010 and ending on April 22, 2013 (the “Term”)

1.2           Compensation.

a.             Base Compensation.  For all services rendered by Executive during the Term, Executive shall receive base compensation at a rate of $765,000 per annum (“Base Compensation”), payable in accordance with PGI’s then existing payroll practices, less such deductions as are authorized or required by law.  Executive’s Base Compensation shall be subject to review annually by the Board.

b.             Bonus. Executive shall be entitled to participate in the Polymer Group, Inc. Short-Term Incentive Compensation Plan (the “Bonus Plan”) to the extent such a plan is implemented for any given year.  Executive’s annual target cash bonus potential under any such Bonus Plan will be, and shall not exceed, 100% of Base Compensation, and shall be based on annual performance goals to be mutually agreed upon by the Board and Executive.  PGI is under no obligation to establish a Bonus Plan for any given year.

c.             Equity Compensation.  Executive shall be entitled to participate in any long-term incentive compensation programs implemented at PGI on the same terms and conditions as other senior executives.  During each fiscal year, Executive shall receive a long-term incentive grant (the “Equity Award”).  The targeted value of each annual Equity Award will be set by the Compensation Committee of the Board (the “Committee”) so as to provide the Executive with a total target annual compensation package (including Base Compensation, target cash bonus and annual Equity Award at target performance but excluding benefits and the Retirement Incentive) that at least approximates market median practice, as defined by the Committee, so long as such award does not, in the Committee’s opinion, create a significant financial or operational burden on the Company.  In the determining the targeted value of the Equity Award in a year where no Bonus Plan has been established, the Committee shall increase the Equity Award to compensate for the absence of a target cash bonus in the total target annual compensation package.  In the event Executive receives a discretionary bonus in a year where no Bonus Plan has been established, the Company will not offset or adjust the size of an Equity Award previously granted for that year but may take such facts into consideration in determining the total target

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annual compensation for the subsequent year.  The Committee shall annually solicit, and consider in its review, market data from a third party compensation consultant.

Sale restrictions and other terms and conditions for equity awards, shall be detailed in a grant agreement to be executed at the time of an equity award issuance; provided, in the event of any conflict between the terms and conditions of a grant agreement and this Agreement, the terms and conditions of this Agreement shall prevail.  If, prior to full vesting of any equity award, (and regardless of whether the Term has then expired), Executive is terminated by PGI without “cause” (where “cause” is defined in Section 2.1.a. of this Agreement), Executive terminates for “good reason” (where “good reason” is defined in Section 2.2.a. of this Agreement), or Executive’s employment terminates due to her death or her “disability” (where “disability” is defined in Section 2.1.c.ii of this Agreement), Executive shall continue to vest pursuant to the original vesting schedule (including any performance conditions) contained in the grant agreement as if Executive’s employment had not terminated; provided, Executive remains in compliance with the terms and conditions of this Agreement and the grant agreement; provided further, that vesting shall cease and unvested awards shall be forfeited immediately upon Executive’s material breach of this Agreement or the grant agreement.  In the event of both a “change in control” of PGI (defined below) at a time while Executive remains Chief Executive Officer of PGI and her Involuntary Termination following the “change in control,” Executive shall become fully vested in all equity awards granted to her on or after the Effective Date.  For avoidance of doubt, all equity awards granted previously to Executive pursuant to her prior employment agreement, shall continue to vest in accordance with such prior agreement and the grant documents issued thereunder.

For purposes of any equity awards, “change in control” shall mean that term as it is defined in the Equity Plan.  For all other purposes of this Agreement, Change in Control means any of the following events:

(i)            if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of PGI representing (A) 50% or more of the combined voting power of PGI’s then outstanding securities or (B) 30% or more of the combined voting power of the PGI’s then outstanding securities if at such time, such person or group also beneficially owns more of the combined voting power of the PGI’s then outstanding securities, other than an Exempt Person; or

(ii)           during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by PGI’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)          the consummation of a merger or consolidation of PGI with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of PGI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of PGI or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of PGI is not affected and following which PGI’s chief executive officer and directors retain their positions with PGI (and constitute at least a majority of the Board); or

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(iv)          the consummation of a plan of complete liquidation of PGI or consummation of the sale or disposition by PGI of all or substantially all PGI’s assets, other than a sale to an Exempt Person.

(v)           For purposes of this Agreement, the term “Exempt Person” means (1) MatlinPatterson Global Opportunities Fund L.P., MatlinPatterson Global Opportunities Partners, L.P., MatlinPatterson Global Opportunities Partners B, L.P., MatlinPatterson LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Advisers LLC, MatlinPatterson Global Opportunities Partners (Bermuda), L.P., MatlinPatterson Global Partners LLC and any of their respective affiliated entities, (2) any person, entity or group under the control of any party included in clause (1), or (3) any employee benefit plan of PGI or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of PGI.

d.             Reimbursement of Expenses.  During the Term, PGI shall reimburse Executive for all reasonable business expenses incurred by her in the course of performing her duties and responsibilities under this Agreement which are consistent with PGI’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to PGI’s requirements with respect to reporting and documentation of such expenses.

1.3           Paid Leave.

a.             Vacation.  Executive shall be entitled to 4 weeks vacation per calendar year, without carryover, which vacation shall accrue ratably during the year in accordance with PGI’s policies.

b.             Sick Leave. Executive shall be entitled to sick leave in accordance with the policies adopted from time to time by PGI for its employees.

c.             Holiday Leave.  Executive shall be entitled to paid time off on such holidays for which PGI is closed for business.

1.4           Benefits.  Executive shall be entitled to participate in the various employee benefit programs (including health, life, retirement and disability) which PGI may establish and modify from time to time for the benefit of all its employees, if and when Executive satisfies the eligibility requirements for such employee benefit plans.

PGI retains the right to amend, modify or terminate any employee benefits from time to time in its discretion.

1.5           Company Automobile.  PGI shall provide Executive with the continued use of an automobile for the duration of the existing automobile lease term.  When the existing lease expires, PGI shall not be under any obligation to provide for Executive’s use of an automobile or to adjust Executive’s compensation as a result of the lease expiring.  As long as the lease is in place, PGI shall maintain automobile insurance on the automobile, will cover the cost of general maintenance on the automobile, and reimburse Executive for fuel.  To the extent Executive uses the automobile for personal purposes, the value of such personal use shall be included in Executive’s income in accordance with applicable tax law.

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1.6           Retirement Incentive.  Upon the expiration date of this Agreement, provided Executive is an employee in good standing on such date, PGI shall provide Executive with a one-time award of cash and equity as described in and subject to the conditions of this Section 1.6 (the “Retirement Incentive”).

The Retirement Incentive shall consist of:

(i) an equity award, with the number of shares awarded to be calculated with reference to the “Ending Stock Price” (which shall equal the average reported closing price of PGI’s class A common stock over the forty (40) trading days immediately prior to the expiration date of this Agreement) as shown in the table below:

Ending Stock Price	Number of Shares Awarded
Less than $17.50	20,000
$17.50	20,000
$22.50	40,000
$25.00	55,000
$27.50	75,000
$30.00 or higher	100,000

For an Ending Stock Price that falls between two given points on the table above, the number of shares awarded will be computed using straight-line interpolation using the formula below:

[(E - LP) / (HP - LP) x (HS - LS)] + LS

Where:

E = Ending Stock Price (rounded to $0.01)

LP = The stock price given on the table that is closest to E, but still lower than E

HP = The stock price given on the table that is closest to E but still higher than E

LS = The number of shares awarded when the Ending Stock Price equals LP, as per the table

HS = The number of shares awarded when the Ending Stock Price equals HP, as per the table

For purposes of illustration, if the Ending Stock Price is computed to be $26.82, the number of shares awarded under the Retirement Incentive would be 69,560, computed as follows:

[(E - LP) / (HP - LP) x (HS - LS)] + LS

[($26.82 - $25.00) / ($27.50 - $25.00) x (75,000 - 55,000)] + 55,000 = 69,560

[($1.82) / ($2.50) x (20,000)] + 55,000 = 69,560

[(.728) x (20,000)] + 55,000 = 69,560

14,560 + 55,000 = 69,560

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If, prior to the expiration date of this Agreement, PGI’s class A common stock ceases (either by the affirmative act of the Company or after the exhaustion of remedies) to be publicly traded either on (x) the Over-The-Counter Bulletin Board (“OTCBB”) or (y) if subsequently listed on an exchange, an exchange, then the equity award of this Section 1.6(i) shall be converted to a cash award, with the initial value of such award being equal to the product of (A) the number of shares to be paid as determined in this Section 1.6(i) assuming the Ending Stock Price is equal to the final closing price of the Company’s class A common stock  on the OTCBB or the exchange and (B) the final closing price of the Company’s class A common stock on the OTCBB or the exchange (the “Cash Conversion Value”).

The Cash Conversion Value shall be credited with interest at a rate equal to the Moody’s Aa rate (compounded annually) between the date the Cash Conversion Value is set until the date of payout to the Executive.

(ii)           a one-time cash award equal to thirty percent (30%) of the value of the shares (computed as the Ending Stock Price multiplied by the number of shares awarded) or the Cash Conversion Value awarded in Section 1.6(i), provided the cash award of this Section 1.6(ii) shall be neither less than two hundred fifty thousand dollars ($250,000) nor greater than one million dollars ($1,000,000).

Each component of the Retirement Incentive provided in Sections 1.6(i) and (ii), respectively, shall be payable in three equal installments, with the first installment being due on the expiration date of this Agreement and each of the following installments paid on the next two anniversaries of the expiration date of this Agreement.

If, after the Retirement Incentive is awarded, Executive materially breaches this Agreement or the grant agreements governing the equity award, then all unvested amounts of the Retirement Incentive shall be forfeited immediately.

ARTICLE 2:  TERMINATION BEFORE THE TERM EXPIRES AND EFFECTS OF SUCH TERMINATION

2.1           Termination By PGI.  PGI may terminate Executive’s employment before the Term expires for the following reasons:

a.             Cause.  For “cause” upon the determination by the Board that “cause” exists to terminate Executive.  “Cause” means (i) a material breach of this Agreement by Executive; provided, that if such breach is capable of being cured, Executive shall be provided 15 days written notice to cure such breach, (ii) a breach of Executive’s duty of loyalty to PGI or any of its subsidiaries or any act of dishonesty or fraud with respect to PGI or any of its subsidiaries, (iii) the commission by Executive of a felony, a crime involving moral turpitude or other act or omission (excluding business acts or omissions in the ordinary course) causing material harm to the standing and reputation of PGI and its subsidiaries, (iv) Executive reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct (excluding business conduct in the ordinary course) causing PGI or any of its subsidiaries substantial public disgrace or disrepute or economic harm, or (v) any willful act or omission by Executive aiding or abetting a competitor, supplier or customer of PGI or any of its subsidiaries to the material disadvantage or detriment of PGI and its subsidiaries.  The burden for establishing the validity of any termination for Cause shall rest upon PGI.  No termination shall be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a

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resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described above, and specifying the particulars thereof in reasonable detail.  If PGI terminates Executive’s employment for Cause, Executive shall be entitled only to the pro rata Base Compensation through the date of such termination, and all future compensation and benefits shall cease (except for those benefits vested per plan terms).  For avoidance of doubt, the Retirement Incentive shall be forfeited as well.

b.             Involuntary Termination Before a Change in Control.  Involuntary termination at PGI’s option may occur for any reason whatsoever, including termination without cause, in the sole discretion of the Board (“Involuntary Termination”).  Upon an Involuntary Termination before the Term expires, Executive shall be entitled to receive from PGI as severance payments, in lieu of severance payments under any other plan or program of PGI, an amount equal to (i) the sum of (A) Executive’s Base Compensation and (B) target annual incentive, which sum shall apply from the termination date through the expiration date of this Agreement, (ii) her annual target bonus opportunity for the fiscal year in which the termination date occurs, adjusted for actual performance to date of termination, as determined by the Committee (if performance cannot be adequately assessed, target performance will be assumed), multiplied by a fraction equal to the number of days of employment completed by Executive during the fiscal year in which the termination date occurs divided by 365 (the “Pro Rata Bonus”), each as in effect immediately prior to the date of her termination (the “Severance Amount”), and (iii) any annual bonus for a completed fiscal year of PGI that has been earned but not yet been paid to Executive (the “Prior Year Earned Bonus”), in each case if and only if Executive has executed and delivered to PGI the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Executive has not breached the provisions of Article 3 or Section 4.1 hereof and does not apply for unemployment compensation chargeable to PGI during the period from the date of termination through the expiration date of this Agreement (the “Severance Period”).  In addition, upon an Involuntary Termination, Executive shall be entitled to the Retirement Incentive set forth in Section 1.6; provided, that such incentive shall be effective as of the date of termination and such date of termination shall be used, rather than the expiration date of this Agreement, as the date for all measurements in Section 1.6; provided further, that such incentive shall be payable in installments as set forth in and subject to Section 1.6.  The Severance Amount payable pursuant to this Section 2.1.b. for the first six months of the Severance Period and the Prior Year Earned Bonus payable pursuant to this Section 2.1.b. shall be paid to Executive in a lump sum on the first day of the calendar month following the six month anniversary of the termination date, and the Severance Amount payable pursuant to this Section 2.1.b. for the remainder of the Severance Period shall be payable in regular monthly installments.  The amounts payable pursuant to this Section 2.1.b. shall not be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period.

Upon Involuntary Termination and continuing through the expiration date of this Agreement, PGI shall, at its expense, continue on behalf of the Executive and her dependants and beneficiaries, the medical, dental and hospitalization benefits provided to the Executive immediately prior to the date of termination.  The coverage and benefits (including deductibles and costs) provided in this Section 2.1.b. shall be no less favorable to the Executive and her dependants and beneficiaries, than the coverage and benefits provided to other salaried employees under PGI’s benefit plans, as such plans may be amended from time to time.  PGI’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case PGI may reduce the coverage of any benefits it is required to

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provide the Executive hereunder so long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This Section 2.1.b. shall not be interpreted so as to limit any benefits to which the Executive, her dependants or beneficiaries may otherwise be entitled under any of PGI’s employee benefit plans, programs or practices following the termination of employment of the Executive, including without limitation, any applicable retiree life insurance benefits.  Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Term shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA); provided, that for purposes of determining Executive’s rights under COBRA, the date of the later to occur of (x) the date of the termination or expiration of the Term or (y) the date of the final payment of any severance payments made pursuant to Section 2.1.b. above, shall be deemed to be the qualifying event for such purpose.  PGI may offset any amounts Executive owes it or its subsidiaries against any amounts it or its subsidiaries owes Executive hereunder.

Other than what is provided in this Section 2.1.b, Executive shall not be entitled to any other salary, compensation or benefits as a result of an Involuntary Termination.

c.             Involuntary Termination At or After a Change in Control.  In the event that Executive incurs an Involuntary Termination hereunder after a Change in Control and before the Term expires, the Executive shall become fully vested in the Retirement Incentive and receive the benefits described in Section 2.1.b above if, and only if, Executive has executed and delivered to PGI the General Release substantially in the form and substance as set forth in Exhibit A attached hereto and only so long as Executive has not breached the provisions of Article 3 or Section 4.1 hereof and does not apply for unemployment compensation chargeable to PGI during the Severance Period.  The Retirement Incentive and the Severance Amount payable pursuant to this Section 2.1.c. shall both be paid in a single lump sum on the 31st day following termination, so as not to result in the imposition of the additional tax on Executive described in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

d.             Death/Disability.  Upon Executive’s (i) death, or (ii) becoming incapacitated or disabled so as to entitle Executive to benefits under PGI’s long-term disability plan, or (iii) becoming permanently and totally unable to perform Executive’s duties for PGI as a result of any physical or mental impairment supported by a written opinion by a physician selected by PGI, Executive or Executive’s heirs shall be entitled to Executive’s pro rata Base Compensation through the date of such determination and the Prior Year Earned Bonus.

2.2           Termination By Executive.  Executive may terminate the employment relationship before the Term expires for the following reasons:

a.             Good Reason.  For “good reason.”  A termination for Good Reason shall be deemed to be an Involuntary Termination and shall mean a termination as a result of:

(i)            A material breach by PGI of any material provision of this Agreement which remains uncorrected for  30 days following Executive’s written notice to PGI of such breach; or

(ii)           The assignment to Executive, without her express written consent, of any duties reasonably inconsistent with Executive’s position, duties, responsibilities and status with PGI as of the Effective Date, or a change in Executive’s titles or offices (if any) in effect on the Effective

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Date, or any removal of Executive from, or any failure to reelect Executive to (or, in the case of the Board, to nominate to), any of such positions, except in connection with Executive’s termination for Cause, death, disability, or as a result of the expiration of this Agreement; or

(iii)          A reduction by PGI in Executive’s Base Compensation as in effect on the Effective Date, or as the same may be increased from time to time thereafter; or

(iv)          Any purported termination for Cause or disability without grounds therefor; or

(v)           A change in PGI’s headquarters location that is at least 50 miles from PGI’s headquarters in effect on the Effective Date.

b.             Voluntary Termination.  For any other reason whatsoever, in Executive’s sole discretion.  Upon a “Voluntary Termination” before the Term expires, all of Executive’s future compensation and benefits (including unvested equity awards) shall cease as of the date of termination (except benefits vested as of the termination per plan terms), and Executive shall be entitled only to pro rata Base Compensation through the termination date.  For avoidance of doubt, the Retirement Incentive shall be forfeited as well.

2.3           Certain Obligations Continue.  Neither termination of employment nor expiration of the Term terminates the continuing obligations of this Agreement, including obligations under Articles 3 and 4.1.

2.4           Employment Beyond Term.  Unless the parties hereto mutually agree otherwise at a later date, should Executive remain employed by PGI after the Term expires, such employment shall convert to an employment-at-will relationship, terminable at any time by either PGI or Executive for any reason whatsoever, with or without cause.

ARTICLE 3:  CONFIDENTIAL INFORMATION; POST-EMPLOYMENT OBLIGATIONS

3.1           This Agreement.  The terms of this Agreement constitute confidential information, which Executive shall not disclose to anyone other than Executive’s spouse, attorneys, tax advisors, or as required by law.  PGI may disclose the terms of this Agreement as required by law.

3.2           PGI Property.  All written materials, records, data, and other documents prepared or possessed by Executive during Executive’s employment by PGI are PGI’s property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are PGI’s property.

All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on PGI’s premises or otherwise) which relate to PGI’s business, products, or services are PGI’s property.  Executive agrees to make prompt and full disclosure to PGI or its subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related

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information  (whether or not patentable and whether or not reduced to practice) that relate to PGI’s or its subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by PGI or its subsidiaries and for a period of one (1) year thereafter (collectively, “Work Product”).  Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in PGI or its subsidiary.  To the extent that any Work Product is not deemed to be a “work made for hire,” Executive hereby assigns and agrees to assign to PGI or such subsidiary all right, title and interest, including without limitation, the intellectual property rights that Executive may have in and to such Work Product.  Executive shall promptly perform all actions reasonably requested by the Board (whether during or after the employment period) to establish and confirm PGI’s or such subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).

At the termination of Executive’s employment with PGI for any reason, Executive shall return all of PGI’s property to PGI.

3.3           Confidential Information:  Non-Disclosure.  Executive acknowledges that the business of PGI and its subsidiaries is highly competitive and that PGI has provided and will provide Executive with access to Confidential Information relating to the business of PGI and its subsidiaries.  “Confidential Information” means and includes PGI’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following:  information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to PGI’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating PGI; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by PGI or its subsidiaries in their business to obtain a competitive advantage over their competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to PGI and its subsidiaries in maintaining their competitive position.

Executive also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of PGI and its subsidiaries.

Executive agrees that Executive will not, at any time during or after Executive’s employment with PGI, make any unauthorized disclosure of any Confidential Information of PGI or its subsidiaries, or

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make any use thereof, except in the carrying out of her employment responsibilities hereunder.  Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as PGI’s Confidential Information.

3.4           Non-Competition Obligations.  Executive acknowledges that PGI is providing Executive with access to Confidential Information. Executive’s non-competition obligations are ancillary to PGI’s agreements provided in Article 2 and agreement to disclose Confidential Information to Executive.  In order to protect the Confidential Information described above, and in consideration for Executive’s receiving access to this Confidential Information, right to compensation and benefits upon certain terminations as provided in Article 2, and receiving other compensation provided in this Agreement, PGI and Executive agree to the following non-competition provisions:

During the greater of the Severance Period or the twelve (12) month period following Executive’s date of termination for Cause or a Voluntary Termination (including retirement), Executive will not, directly or indirectly, for Executive or for others in any geographic area where PGI or its subsidiaries engage or plan to engage in business:

a.             engage in any business competing with any businesses in which PGI or its subsidiaries currently engage in business, has plans to engage in business, or has engaged in business in the 12-month period preceding the date of termination (a “Competing Business”);

b.             perform any job, task, function, skill, or responsibility for a Competing Business that Executive has provided for PGI in the 12-month period preceding the date of termination; or

c.             render advice or services to, or otherwise assist, any other person, association or entity in the business of “a” or “b” above.

Executive understands that the foregoing restrictions may limit her ability to engage in certain businesses and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information PGI has provided to Executive.

Executive agrees that this provision defining the scope of activities constituting competition with PGI is narrow and reasonable for the following reasons:  (i) Executive is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of PGI or its subsidiaries; (ii) Executive is free to seek employment with other companies that do not directly or indirectly compete with any business of PGI or its subsidiaries; and (iii) there are many other companies that do not directly or indirectly compete with any business of PGI or its subsidiaries.  Thus, this restriction on Executive’s ability to compete does not prevent Executive from using and offering the skills that Executive possessed prior to receiving Confidential Information, specialized training, and knowledge from PGI.

3.5           Non-Solicitation of Customers.  During the greater of the Severance Period or the twelve (12) months following the termination of employment for any reason, Executive will not call on, service, or solicit competing business from customers of PGI or its subsidiaries whom the Executive, within the twenty-four (24) months prior to termination of employment, (i) had or made contact with, or (ii) had access to information and files about.  These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.

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3.6           Non-Solicitation of Employees.  During Executive’s employment and during the greater of the Severance Period or the twelve (12) months following the termination of employment for any reason, Executive will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of PGI, or their affiliates whom Executive had contact with, knowledge of, or association with in the course of employment with PGI to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

3.7           Arbitration.  Except with respect to disputes or claims under Article 3 or Section 4.1 hereof (which may be pursued in any court of competent jurisdiction as specified herein and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by PGI and its subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement.  The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties.  Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto).  Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or North Carolina state court of competent jurisdiction sitting in Mecklenburg County, North Carolina, and agrees that such court shall be the exclusive forum with respect to disputes and claims under this Agreement and for the enforcement of any Final Determination, and irrevocably and unconditionally waives (i) any objection to the laying of venue of any such action, suit or proceeding in such court or (ii) any argument, claim, defense or allegation that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.  Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.

3.8           Warranty.  Executive warrants that Executive is not a party to any other restrictive agreement limiting Executive’s activities in her employment by PGI.  Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with PGI and that Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Executive’s duties hereunder.

ARTICLE 4:  MISCELLANEOUS

4.1           Mutual Non-Disparagement.

a.             Executive shall refrain, both during and after her employment, from publishing any oral or written statements about PGI, any of its respective subsidiaries, or any of such entities’ officers, employees, agents, or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

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b.             PGI shall refrain, both during and after Executive’s employment, from publishing any oral or written statement about Executive that are slanderous, libelous, or defamatory, or that disclose private or confidential information about her personal business affairs; or that constitute an intrusion into her seclusion or private life; or that give rise to unreasonable publicity about her private life; or that places her in a false light before the public.

4.2           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Veronica M. Hagen

15503 Fisherman’s Rest Court

Cornelius, NC 29031

Notices to the Company:

Polymer Group, Inc.

9335 Harris Corners Parkway

Suite 300

Charlotte, NC 28269

Attn:  General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

4.3           No Waiver.  No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

4.4           409A Compliance.  This Agreement and any amendments thereto shall, to the extent applicable, comply with and be interpreted in such a manner as to be consistent with the provisions of Section 409A of the Code, and any Treasury regulations or other Internal Revenue Service guidance promulgated thereunder.  In addition, notwithstanding any provision herein to the contrary, because Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), any payment due and payable hereunder as a result of Employee’s separation from service shall not be made before the date which is six (6) months after Executive’s date of separation from service.

4.5           Assignment.  This Agreement shall be binding upon and inure to the benefit of PGI and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of PGI.  Executive’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without PGI’s prior written consent.

4.6           Excise Tax.   Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution to or for your benefit or the acceleration thereof would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (collectively,

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such excise tax, together with any such interest or penalties, the “Excise Tax”) (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the “Total Payments”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total  Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that you may elect to have the noncash severance payments reduced (or eliminated) prior to any reduction of the cash severance payments.  You shall remain solely liable for all income taxes, Excise Tax, or other amounts assessed on any payments or benefits and nothing in this Agreement shall be interpreted as obligating the Company, or any successors thereto, to pay (or reimburse you for) any income taxes, Excise Tax, or other taxes or amounts assessed against or incurred by you in connection with your receipt of any such payments or benefits.

4.7           Indemnification, Liability Insurance.  PGI agrees to indemnify the Executive and hold the Executive harmless to the fullest extent permitted by PGI’s certificate of incorporation and under the bylaws of PGI against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the Executive’s good-faith performance of the Executive’s duties and obligations to PGI.  PGI shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term of this Agreement in the same amount and on the same terms as PGI covers its other active officers and directors, if such coverage is obtainable, but in all events such coverage shall be at least in substantially the same amount and on substantially the same terms as PGI covers its other active officers and directors.

4.8           Recovery of Awards.  If, prior to or within two (2) years of the termination of Executive’s employment with PGI, either (i) PGI is required to make a material restatement of financial results for years during which Executive was an employee and due to actions or inactions by her or that she had knowledge of, or (ii) Executive is found to have engaged in misconduct while an employee, which, if discovered at the time would have justified a Cause termination, Executive may be required by the Board to return any outstanding equity awards granted after January 1, 2010 and any value received from any incentive awards (including, without limitation, the Retirement Incentive) granted after January 1, 2010.

4.9           Other Agreements; Inconsistency.  This Agreement replaces and merges any other previous agreements and discussions pertaining to the nature of, term, and termination of Executive’s employment relationship with PGI, and this Agreement constitutes the entire agreement of the parties with respect to such subject matters.  No representation, inducement, promise, or agreement has been made by either party with respect to such subject matters, and no agreement, statement, or promise relating to the employment of Executive by PGI that is not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by each

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party.  In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any profits interest, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of PGI, the terms of this Agreement shall control over such Other Provision to the extent that the terms of this Agreement are more beneficial to the Executive.

4.10         Survival/Severability/Headings.  It is the express intention and agreement of the parties that the provisions of Article 3 and Sections 4.1 and 4.8 shall survive the termination of employment of Executive.  In addition, all obligations of PGI to make payments, and to provide for equity vesting, under this Agreement shall survive any termination of this Agreement on the terms and conditions set forth in this Agreement.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.  Article and section headings contained in this Agreement are provided for convenience and reference only, and do not define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

IN WITNESS WHEREOF, PGI and Executive have executed this Agreement in multiple originals to be effective on the first date of the Term.

POLYMER GROUP, INC.			VERONICA M. HAGEN

By:
	Name:	Dennis Norman
	Title:	Chief Financial Officer

Dated this the day of March, 2010			Dated this the day of March, 2010

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Exhibit A

GENERAL RELEASE

I, Veronica M. Hagen, in  consideration of and subject to the performance by Polymer Group, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement, entered into on April 23, 2010, (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.             I understand that any payments or benefits paid or granted to me under paragraph 2(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 2(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.             Except as provided in paragraph 4 below and except for the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place from the beginning of time through the date this General Release becomes effective and enforceable and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; the North Carolina Equal Employment Practice Act, N.C. Gen. Stat. § 143-422.1, et seq.; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. § 168A-1 et seq.; and the North Carolina Retaliatory Employment Discrimination Act, N.C. Gen. Stat. § 95-240 et seq. or under any other federal,

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state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.             I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.             I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.             In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.             I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.             I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.             I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

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9.             Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

10.           I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11.           I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.           Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.           Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)           I HAVE READ IT CAREFULLY;

(b)           I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

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(c)           I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)           I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)           I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                                    ,            TO CONSIDER IT AND THE CHANGES MADE SINCE THE                                    ,            VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)            THE CHANGES TO THE AGREEMENT SINCE                                      ,            EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)           I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)           I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)            I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:

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Exhibit B

ARBITRATION PROCEDURE

1              Notice of Claim.  A party asserting a Claim (the “Claimant”) shall deliver written notice to each party against whom the Claim is asserted (collectively, the “Opposing Party”), with a copy to the persons required to receive copies of notices under the Agreement (the “Additional Notice Parties”), specifying the nature of the Claim and requesting a meeting to resolve same.  The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting.  If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a notice of arbitration which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim and the nature and amount of any damages or other compensation or relief sought (a “Notice of Arbitration”).  Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise.  Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of Claim.  Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such Claim accrues.

2              Selection of Arbitrator.  Within 20 business days after receipt of the Notice of Arbitration, the Executive and a duly authorized representative of PGI shall confer, whether in person, by telephone or in writing, and attempt to agree on an arbitrator to hear and decide the Claim.  If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the “AAA”) in Charlotte, North Carolina to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute.  If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.

3              Arbitration Procedure.  The following procedures shall govern the conduct of any arbitration under this section.  All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator.  Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

(a)           Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration.  All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration.  There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

(b)           All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties.  Oral

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communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

(c)           Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

(d)           Within 20 days after receipt of the Claimant’s submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents.  If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant’s submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

(e)           Within 20 days after receipt of the Opposing Party’s response, the Claimant may submit to the arbitrator a reply to the Opposing Party’s response, or notification that no reply is forthcoming.

(f)            Within 10 days after the last submission as provided above, the arbitrator shall confer with the parties to select the date of the hearing on the issues raised by the Claim.  Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of PGI at a place selected by the arbitrator or such other place as is mutually agreed.  Both parties shall be granted substantially equal time to present evidence at the hearing.  The hearing shall not exceed one business day, except for good cause shown.

(g)           Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the “Final Determination”).  The Final Determination shall address each issue disputed by the parties, state the arbitrator’s findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

(h)           The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under the Federal Arbitration Act, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

4              Costs of Arbitration.  Each party shall bear its own costs of conducting the arbitration, and administrative fees shall be shared equally among the parties.

5              Satisfaction of Award.  If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws.  In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys’ fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

6              Confidentiality of Proceedings.  The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and

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shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which PGI or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

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